Exhibit 99.1

Hawaiian Holdings, Inc.

Investor Update

Issue Date: March 24, 2015

Hawaiian Holdings, Inc. (the “Company”), parent of Hawaiian Airlines, Inc. (“Hawaiian”) issued the following Investor Update.

First Quarter 2015 Outlook:

The Company has revised its expectations provided in its Fourth Quarter and Full Year 2014 Earnings Release on January 29, 2015.

Specifically, the Company expects its operating revenue per available seat mile (ASM) to improve relative to prior guidance for the quarter ending March 31, 2015 due to better than expected passenger revenue performance primarily on its North America and International routes as well as better than expected other revenue results from its North America and International Cargo operations.

Also, the Company expects its cost per ASM excluding fuel to be lower than previously indicated for the quarter ending March 31, 2015 due to better than expected cost performance and a shift of certain maintenance expenses to later in the year.

The table below summarizes the Company’s revised expectations for the quarter ending March 31, 2015, expressed as an expected change compared to the results for the quarter ended March 31, 2014 (the results for which are presented for reference).

	First
	Quarter
Item	2014	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.51	Up 1.5% to up 4.5%	Down 1.5% to up 0.5%
Operating Revenue per ASM (cents)	12.99	Down 3.5% to down 6.5%	Down 1.5% to down 3.5%
ASMs (millions)	4,039.0	Up 3.5% to up 5.5%	Up 3.5% to up 5.5%
Gallons of jet fuel consumed (millions)	55.2	Up 2% to up 4%	Up 2% to up 4%
Economic fuel cost per gallon	$3.10	$2.05 to $2.15	$2.19 to $2.24

The Company continues to expect a 3.5% to 5.5% increase in its ASMs and a 2% to 4% increase in its fuel consumption for the first quarter ending March 31, 2015.

The Company now expects first quarter economic fuel cost per gallon, including taxes and hedges, to be in the range of $2.19 to $2.24 based on current fuel prices.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, cost per available seat mile excluding fuel, available seat miles, gallons of jet fuel consumed and economic fuel cost per gallon, each for the quarter ending March 31, 2015.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the first quarter ending March 31, 2015 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, the Company’s ability to accurately forecast quarter and year-end results; economic volatility; the price and availability of aircraft fuel; fluctuations in demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; foreign currency exchange rate fluctuations; and the Company’s ability to continue to implement its growth strategy and related cost reduction goals. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.